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                                                                   Exhibit  10.9


     The following amendments to the referenced sections of the 1992 Director Stock Option Plan were adopted by the following amendments to the referenced sections of the Board of Directors of Arcadia Financial LTD. Effective as of January 29, 1998:

     4 (b) Commencing with calendar 1998, each Outside Director shall be automatically granted an option to purchase that number of Shares determined by multiplying 25,000 times a fraction, the numerator of which is the number of days from the grant date to the next successive January 28th and the denominator is 365 (the "First Option") upon the date on which such person first becomes an Outside Director, whether through election by the shareholders of the Company or appointment by the Board to fill a vacancy; provided, however, for the calendar years prior to 1998 such automatic grant shall be of an option to purchase 15,000 shares (except for calendar year 1996 for which the grant shall be an option to purchase 5,000 shares).

     4 (c) Subject to the following, after the First Option has been granted to an Outside Director, such Outside Director shall thereafter be automatically granted an Option to purchase 25,000 Shares on January 28th of each successive year. Provided however, for the calendar years prior to 1998 each Outside Director shall be automatically granted an Option to purchase 15,000 shares on each successive anniversary of the grant of the First Option (except as to calendar 1996 as to which the automatic grant shall be of an option to purchase 5,000 shares). Notwithstanding the foregoing, that in no event shall an Outside Director be granted options to purchase in the aggregate more than 250,000 shares pursuant to the Plan.

     11. NON-TRANSFERABILITY OF OPTIONS. Without the prior written consent of the Board, the Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.

     12. [First paragraph unchanged.] [second paragraph:] In the event of the proposed dissolution or liquidation of the Company, each Option will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board.
               The Board may, in the exercise of its sole discretion in such instances, declare that any Option shall terminate as of a date fixed by the Board and give each Optionee the right to exercise his or her Option as to all or any part of the Optioned Stock, including Shares as to which the Option would not otherwise be exercisable. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, the Option shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation.